UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*



                           MPOWER HOLDING CORPORATION
                           --------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   62473L 30 9
                                   -----------
                                 (CUSIP Number)



                                  July 11, 2005
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


------------------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 Pages

CUSIP NO. 62473L 30 9
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ASPEN PARTNERS SERIES A, a series of ASPEN CAPITAL PARTNERS L.P.
     13-4118716
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
NUMBER OF               5    SOLE VOTING POWER
SHARES
BENEFICIALLY                 -0-
OWNED BY                --------------------------------------------------------
EACH REPORT-            6    SHARED VOTING POWER
ING PERSON
WITH                         7,356,346
                        --------------------------------------------------------
                        7    SOLE DISPOSITIVE POWER

                             -0-
                        --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             7,356,346
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,356,346
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                           [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.03%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP NO. 62473L 30 9
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ASPEN CAPITAL LLC
     13-4118715
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
NUMBER OF               5    SOLE VOTING POWER
SHARES
BENEFICIALLY                 -0-
OWNED BY                --------------------------------------------------------
EACH REPORT-            6    SHARED VOTING POWER
ING PERSON
WITH                         7,356,346
                        --------------------------------------------------------
                        7    SOLE DISPOSITIVE POWER

                             -0-
                        --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             7,356,346
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,356,346
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                           [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.03%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

CUSIP NO. 62473L 30 9
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ASPEN ADVISORS LLC
     13-4118717
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
NUMBER OF               5    SOLE VOTING POWER
SHARES
BENEFICIALLY                 -0-
OWNED BY                --------------------------------------------------------
EACH REPORT-            6    SHARED VOTING POWER
ING PERSON
WITH                         10,490,000
                        --------------------------------------------------------
                        7    SOLE DISPOSITIVE POWER

                             -0-
                        --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             10,490,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,490,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                           [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.45%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

CUSIP NO. 62473L 30 9
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     NIKOS HECHT
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
NUMBER OF               5    SOLE VOTING POWER
SHARES
BENEFICIALLY                 -0-
OWNED BY                --------------------------------------------------------
EACH REPORT-            6    SHARED VOTING POWER
ING PERSON
WITH                         10,490,000
                        --------------------------------------------------------
                        7    SOLE DISPOSITIVE POWER

                             -0-
                        --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             10,490,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,490,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                           [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.45%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

Preliminary Note.

         This Amendment No. 3 is hereby being made to reflect (i) certain errors pertaining to the number of shares beneficially owned by Aspen Partners and Aspen Capital as reported in Amendment No. 2 and (ii) recent acquisitions by Aspen Partners of additional shares of MPE as more fully described in certain Form 4 Statements of Changes in Beneficial Ownership of Securities filed on June 7, 2005, June 9, 2005 and June 15, 2005

Item 1.

     (a) Name of Issuer:

               Mpower Holding Corporation

     (b) Address of Issuer's Principal Executive Offices:

               175 Sully's Trail
               Suite 300
               Pittsford NY 14534

Item 2.

     (a) Name of Persons Filing:

               Aspen Partners Series A, a series of Aspen Capital Partners, LP ("Aspen Partners")
               Aspen Capital LLC ("Aspen Capital")
               Aspen Advisors LLC ("Aspen Advisors")
               Nikos Hecht
               (collectively, the "Reporting Persons")

     (b) Address of Principal Business Office or, if none, Residence:

               The principal business office of Aspen Advisors is 152 West 57th Street, New York, NY, 10019. The principal business office of each of the other Reporting Persons is c/o Aspen Advisors LLC, 152 West 57th Street, New York, NY, 10019.

     (c) Citizenship:

               Aspen Partners is a Delaware limited partnership. Aspen Capital and Aspen Advisors are Delaware limited liability companies. Mr. Hecht is a citizen of the United States.

     (d) Title of Class of Securities:

               Common stock, par value $.001 per share

     (e) CUSIP Number:

               62473L 30 9

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

     (a)  [ ]  Broker or dealer registered under section 15 of the Exchange Act.
     (b)  [ ]  Bank as defined in section 3(a)(6) of the Exchange Act.
     (c) [ ] Insurance company as defined in section 3(a)(19) of the Exchange Act.
     (d) [ ] Investment company registered under section 8 of the Investment Company Act.
     (e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act.
     (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                                 NOT APPLICABLE

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

               Aspen Partners and Aspen Capital:                7,356,346
               Aspen Advisors and Mr. Hecht:                    10,490,000

     (b) Percent of class:

               Aspen Partners and Aspen Capital:                8.03%
               Aspen Advisors and Mr. Hecht:                    11.45%

     (c) Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote:

                           Aspen Partners and Aspen Capital:    -0-
                           Aspen Advisors and Mr. Hecht:        -0-

               (ii)  Shared power to vote or to direct the vote:

                           Aspen Partners and Aspen Capital:    7,356,346
                           Aspen Advisors and Mr. Hecht:        10,490,000

               (iii) Sole power to dispose or to direct the disposition of:

                           Aspen Partners and Aspen Capital:    -0-
                           Aspen Advisors and Mr. Hecht:        -0-

               (iv)  Shared power to dispose or to direct the disposition of:

                           Aspen Partners and Aspen Capital:    7,356,346
                           Aspen Advisors and Mr. Hecht:        10,490,000

         Of the 10,490,000 shares beneficially owned by the Reporting Persons, Aspen Partners directly owns 7,356,346 shares (including 200,000 shares issuable upon exercise of presently exercisable warrants) and private clients of Aspen Advisors directly own 3,133,654 shares. Aspen Capital is the general partner of Aspen Partners and, as such, may be deemed to share beneficial ownership of the Common Stock owned directly by Aspen Partners. Mr. Hecht is the managing member of Aspen Capital and of Aspen Advisors. As the managing member and owner of a majority of the membership interest in Aspen Advisors and Aspen Capital, Mr. Hecht may be deemed to be the controlling person of Aspen Advisors and Aspen Capital and, through Aspen Capital, Aspen Partners. Aspen Advisors, as investment manager for Aspen Partners and its private clients, has discretionary investment authority over the Common Stock held by Aspen Partners and the private clients. Accordingly, Mr. Hecht may be deemed to be the beneficial owner of the Common Stock held by Aspen Partners and the private clients of Aspen Advisors. Aspen Partners and Aspen Capital disclaim any beneficial interest in the Common Stock owned by the accounts managed by Aspen Advisors.

Item 5.  Ownership of Five Percent or Less of a Class.

                                 NOT APPLICABLE

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                                 NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                 NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group.

                                 NOT APPLICABLE

Item 9.  Notice of Dissolution of Group.

                                 NOT APPLICABLE

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 11, 2005

                                       ASPEN PARTNERS, SERIES A, a series of
                                       ASPEN CAPITAL PARTNERS, LP

                                       By:  ASPEN CAPITAL LLC,
                                            its general partner

                                       By: /s/ NIKOS HECHT
                                           ------------------------------------
                                            Name:  Nikos Hecht
                                            Title: Managing Member


                                       ASPEN CAPITAL LLC

                                       By: /s/ NIKOS HECHT
                                           ------------------------------------
                                            Name:  Nikos Hecht
                                            Title: Managing Member


                                       ASPEN ADVISORS LLC

                                       By: /s/ NIKOS HECHT
                                           ------------------------------------
                                            Name:  Nikos Hecht
                                            Title: Managing Member


                                       /s/ NIKOS HECHT
                                       -----------------------------------------
                                       Nikos Hecht